Exhibit 99

    Piper Sandler Companies
800 Nicollet Mall, Suite 900
Minneapolis, MN 55402

CONTACT
Pamela Steensland
Tel: 612 303-8185
pamela.steensland@psc.com
FOR IMMEDIATE RELEASE

Piper Sandler Announces Tim Carter’s
Retirement and Appointment of Kate
Clune as Chief Financial Officer

MINNEAPOLIS – September 12, 2023 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced that Tim Carter, chief financial officer (CFO) at Piper Sandler, will retire in the first quarter of 2024. Kate Clune has been selected to succeed him as chief financial officer. Carter will stay on through April to assist with the transition.

"Tim has been a great partner as CFO over the past six years. His excellent judgment, steady hand and deep expertise have contributed to Piper Sandler’s tremendous growth over that time,” said Chad Abraham, chairman and chief executive officer. “Throughout his 28-year career with us, Tim has consistently demonstrated humility, authenticity and drive – traits we admire in our partners.”

As CFO, Clune will be responsible for the financial management of Piper Sandler, including leading investor relations, and will report directly to Abraham. She joins the firm from Evercore Inc., where she most recently served as treasurer and head of planning and strategy. Previously, Clune spent 16 years at Morgan Stanley, where she served in various capacities across operations, sales and trading, and finance. Her roles included corporate treasury and CFO of their U.S. banks, as well as global head of financial planning and analysis.

“We are excited to welcome Kate to Piper Sandler. Kate will be an excellent addition to the firm and the leadership team. She has a passion for our business and combines that with intelligence, candor and positivity. I look forward to leveraging her strategic and tactical skillsets to drive the next phase of our growth as we navigate changing markets,” said Abraham.

“I am honored to be named Piper Sandler’s next CFO. I admire how successfully the firm has grown over the past five years while maintaining a top-notch culture. I look forward to joining the team and helping it maximize value for our shareholders,” said Clune.

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About Piper Sandler

Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.

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